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                                                                EXHIBIT NO. 23.1


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
The Board of Directors and Stockholders
Kemper Financial Companies, Inc.:

We consent to incorporation by reference in the Registration Statement
No. 33-23637 on Form S-8 of Kemper Financial Companies, Inc. of our report dated May 19, 1995, relating to the consolidated balance sheet of KLMLP, L.P. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, owners' deficit and cash flows for the years then ended, which report appears in the Form 10-K/A Amendment No. 1 to the December 31, 1994 Annual Report on Form 10-K of Kemper Financial Companies, Inc.




                                       KPMG PEAT MARWICK LLP

Chicago, Illinois
September 28, 1995